Exhibit 99




To:    Directors and Executive Officers of Exxon Mobil Corporation

Re:    Restriction on Transactions in ExxonMobil Equity Securities

Date:  March 10, 2003

Due to an upcoming change in the administrator for the ExxonMobil Savings Plan, there will be limitations on ExxonMobil stock transactions within the Plan during a brief transition period. Specifically, purchase or sale orders for ExxonMobil stock will not be accepted for heritage Mobil accounts on April 28 or April 29, 2003, or for ExxonMobil accounts on April 30, 2003.

The SEC recently adopted Regulation BTR to carry out provisions of the Sarbanes-Oxley Act. In general, Reg. BTR and the Act prohibit transactions by insiders involving ExxonMobil equity securities during periods in which participants cannot purchase or sell ExxonMobil stock in the Savings Plan.

Although the Savings Plan transition may not technically trigger Reg. BTR, securities transactions by ExxonMobil directors and executive officers will be restricted as if Reg. BTR did apply.

Accordingly, except as noted below you may not acquire or dispose of ExxonMobil equity securities during the period from April 28, 2003, through May 1, 2003 (the "restricted period").

Reg. BTR uses many of the same definitions as Section 16 under the Securities Exchange Act of 1934. For example, "equity security" under Reg. BTR includes not only ExxonMobil stock but "derivative securities" as that term is defined under Section 16. Derivative securities include ExxonMobil stock options, as well as notional or phantom stock accounts. Thus, you may not exercise an ExxonMobil employee stock option during the restricted period.

Reg. BTR also follows the Section 16 concept of beneficial ownership and "pecuniary interest." This means the prohibition on transactions during the restricted period covers any securities that would be reflected on your Form 4 or Form 5 reports, including: securities beneficially owned by your spouse or minor children; securities beneficially owned by adult children who are dependents; securities beneficially owned by other family members who share your home; and securities held by trusts in which you have an interest.

Please refer to the information you have previously been provided with respect to your obligations under Section 16 for a fuller explanation of terms such as "equity security," "beneficial ownership," and "pecuniary interest."










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Reg. BTR exempts limited types of transactions, such as dividend reinvestment;
gifts; and certain transactions involving securities that were not acquired in connection with your service or employment as an ExxonMobil director or executive officer. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of ExxonMobil equity securities during the restricted period.

If you have any questions or would like more information on this subject, please contact Dick Gutman (972-444-1480) or Jim Parsons (972-444-1478) in the Law Department, Exxon Mobil Corporation, 5959 Las Colinas Blvd., Irving, Texas 75039. In particular, any change in your beneficial ownership during the restricted period must be pre-cleared to determine that the transaction qualifies for one of the limited exemptions under Reg. BTR.








































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